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                                                                      EXHIBIT 16



                                                         2921 NW 5 Avenue
                                                         Miami, Florida 33127
                                                         Telephone 305 573-8882
                                                         Fax 305 573-9164
                                                         Internet: www/NRESP.com

July 16, 2001


Mr. Joel Baum
Baum & Company, P.A.
Certified Public Accountants
1515 University Drive - Suite 209
Coral Springs, Florida 33071

Dear Mr. Baum:

We have engaged Bagell, Josephs & Company, L.L.C. as our new accountants and auditors commencing with the reviewed financial statement preparation for the quarter ended June 30, 2001. In connection therewith, they may need to make inquiries and examine your workpapers for the audit of our financial statements for the year ended September 30, 2000. In addition, they have requested from us copies of the detailed adjusted trial balance, including the consolidated adjusted trial balance and all adjusting entries for the period ended March 31, 2001. We hereby authorize you to respond fully and without limitation to their requests.

We have represented to Bagell, Josephs & Company, L.L.C. that we are not involved with your firm in any disputes about accounting principles, auditing procedures, or similarly significant items and that we have paid in full for all services rendered by you to date. You will be contacted by Neil Levine, CPA of Bagell, Josephs & Company, L.L.C. regarding these matters.

Thank you in advance for your consideration in this matter, and for the work you performed for us in the past.

Very truly yours,


Richard Astrom
President

cc: Neil Levine